                                                         EXHIBIT (a)(1)




                                [GRAPHIC OMITTED]
                             [REPUBLIC BANCORP LOGO]





                Offer to Purchase for Cash Up to 1,000,000 Shares of Class A Common Stock of Republic Bancorp, Inc.

  at a Purchase Price Not Greater than $10.00 and Not Less than $8.00 per Share


      OUR OFFER , THE PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW SHARES YOU TENDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 13, 2001, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

      Republic Bancorp, Inc. invites you to tender your shares of Class A Common Stock for purchase by the Company on the terms and conditions set forth in this offer to purchase and the letter of transmittal and other accompanying documents. We are offering:

     o to purchase up to 1,000,000 shares of our Class A Common Stock in this tender offer, and
     o to purchase these shares at a price not greater than $10.00 and not less than $8.00 per share, net to the seller in cash, without interest.

If you want to tender your shares in our offer, you should:

     o either specify the price between $8.00 and $10.00 per share at which you are willing to tender your shares, or specify that you are willing to accept the price we select in accordance with the procedures described below (which price could result in your shares being purchased at the minimum price of $8.00 per share),

     o   specify the number  of shares you want to tender, and
     o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

When our offer expires:

     o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase up to 1,000,000 shares (or such lesser number of shares as are tendered),

     o if the number of shares tendered at or below the selected price is not more than 1,000,000, we will purchase all of the shares tendered at that price, and

     o if the number of shares tendered at or below the selected price is more than 1,000,000, we will purchase shares at the selected purchase price
         o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
         o then, on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

      Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to certain other conditions, as discussed in Section 13.

      We reserve the right to increase the number of shares we purchase by an amount which does not exceed 2% of the outstanding shares of our Class A Common Stock.

      Our board of directors has approved this offer. However, neither we nor our board of directors, nor the information agent makes any recommendation to any shareholder as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you are tendering your shares.

      This document contains important information about our offer. We urge you to read it in its entirety.

                   The date of this Offer to Purchase is February 12, 2001.

                              IMPORTANT PROCEDURES

If you want to tender all or part of your shares, you must do one of the following before our offer expires:

     o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

     o if you hold certificates in your own name, complete and sign the letter of transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company of New York, the depositary for this offer,

     o if you want to convert your shares of Class B Common Stock of Republic Bancorp to Class A Common Stock and tender the Class A shares issuable upon conversion, please read carefully Section 3, and complete and sign the notice of conversion, complete and sign the letter of transmittal according to its instructions, and deliver the notice of converstion and the letter of transmittal, together with any required signature guarantee, the certificates for your shares and any other documents required by the letter of transmittal, to Computershare Trust Company of New York, the depositary for this offer, or

     o   if you  are  an  institution  participating  in  The  Depository  Trust
         Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

If you want to tender your shares but:

     o your certificates for the shares are not immediately available or cannot be delivered to the depositary, or
     o   you cannot comply with the procedure for book-entry  transfer, or
     o your other required documents cannot be delivered to the depositary before the expiration of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

      TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares Tendered at Price Determined by Dutch Auction" in the section of the letter of transmittal called "Price (in Dollars) Per Share at which Shares are Being Tendered." Note that this election could result in your shares being purchased at the minimum price of $8.00 per share.

      If you have any questions or need assistance, you should contact MacKenzie Partners, Inc., the information agent for our offer. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent. MacKenzie Partners, Inc. may be reached at:
MacKenzie  Partners,  Inc.  156 Fifth  Avenue  New York,  New York  10010  (800)
322-2885

      In any jurisdiction in which the securities or blue sky laws require this offer to be made by a licensed broker or dealer, the offer is being made on Republic's behalf by Morgan Keegan & Company, Inc.

                               SUMMARY TERM SHEET

      This summary highlights the most material terms of our tender offer. You should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document and the letter of transmittal. We urge you to read the entire document and the related letter of transmittal because they contain the full details of our offer. Where helpful, we have included references to the sections in this document where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary.

WHO IS OFFERING TO PURCHASE          Republic Bancorp, Inc.  We are offering to
MY SHARES?                           purchase up to 1,000,000 shares of our
                                     outstanding Class A Common Stock.
                                     SEE SECTION 1.

WHAT IS THE PURCHASE PRICE?          The purchase price range for our offer is
                                     $8.00 to $10.00 per share.

                                     We are conducting this offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose the price or prices within this price range at which you are willing to sell all or a portion of your shares.

                                     We  will  look  at  the  prices  chosen  by
                                     shareholders for all of the shares properly
                                     tendered.  We will then  select  the lowest
                                     price that will  allow us to buy  1,000,000
                                     shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares properly tendered.

                                     All shares we purchase will be purchased at
                                     the same  price,  even if you have chosen a
                                     lower  price,  but we will not purchase any
                                     shares  tendered at a price above the price
                                     selected   in    accordance    with   these
                                     procedures.

                                     If you wish to maximize the chance that your shares will be purchased, you should select the box captioned "Shares Tendered at Price Determined by Dutch Auction" in the section of the letter of transmittal called "Price (in Dollars) Per Share at which Shares are Being Tendered." Please note that this election could result in your shares being purchased at the minimum PRICE OF $8.00 PER SHARE.

HOW AND WHEN WILL I BE               If your shares  are purchased in our offer,
PAID?                                you will be paid the  purchase price, in
                                     cash, without interest, as soon as is practicable after the expiration of the offer period and the acceptance of the SHARES FOR PAYMENT. SEE SECTION 4.

HOW MANY SHARES WILL                 We will purchase up  to 1,000,000 shares of
REPUBLIC BANCORP PURCHASE            our outstanding Class A Common Stock in our
IN ALL?                              offer,   or   approximately  7%   of    our
                                     outstanding   Class  A  Common  Stock.   We
                                     reserve  the right to  purchase  additional
                                     shares up to 2% of the  outstanding  shares
                                     of  Class  A  Common   Stock,   subject  to
                                     applicable legal requirements.

                                     Our offer is not conditioned on any minimum
                                     NUMBER OF SHARES BEING TENDERED.

IF I TENDER MY SHARES, HOW           All of the shares  that you tender  in  our
MANY OF MY SHARES WILL               offer may not be purchased even if they are
REPUBLIC BANCORP PURCHASE?           tendered at or below the purchase price  we
                                     select. If more than 1,000,000 shares are tendered at or below the selected purchase price, we will purchase shares based on the following order of priority:

                                     o    First,  we will  purchase  shares from
                                          all holders of "odd lots" of less than
                                          100 shares who properly  tender all of
                                          their  shares  at  prices  equal to or
                                          below the selected purchase price.

                                     o    Second, we will purchase shares from
                                          all other shareholders who properly
                                          tender shares at prices equal to or
                                          below the selected  price,  on  a  pro
                                          rata basis, subject to the conditional
                                          tender provisions described in Section
                                          5.  As a result, we will purchase  the
                                          same  percentage  of  shares from each
                                          tendering shareholder in   this second
                                          category.  We will announce this
                                          proration percentage, if it is
                                          necessary, after our offer expires.

                                     o    Finally, if necessary to permit us  to
                                          purchase   1,000,000  shares,   shares
                                          conditionally  tendered (for which the
                                          condition was not initially satisfied)
                                          at or below the Purchase Price and not
                                          properly   withdrawn   prior   to  the
                                          expiration date, we may purchase these
                                          conditionally tendered shares selected
                                          by  random  lot  in  accordance   with
                                          Section 5. To be eligible for purchase
                                          by  random  lot   shareholders   whose
                                          shares are conditionally tendered must
                                          have tendered all of their shares.

                                     As  noted  above,  we may  also  choose  to
                                     purchase   an    additional   2%   of   the
                                     outstanding shares of Class A Common Stock, subject to applicable legal rules. See
                                     SECTION 14.

HOW WILL REPUBLIC BANCORP            We would need a maximum  of $10,000,000  to
PAY FOR THE SHARES?                  purchase 1,000,000 shares at the highest
                                     price of $10.00. In addition,  we expect to
                                     incur fees and expenses in connection  with
                                     this  offer of  approximately  $75,000.  We
                                     intend to fund the  purchase of shares with
                                     dividends   we  will   receive   from   our
                                     SUBSIDIARY, REPUBLIC BANK & TRUST COMPANY.

HOW LONG DO I HAVE TO TENDER         You may tender your shares until our  offer
MY SHARES TO REPUBLIC                expires.  The offer is scheduled to  expire
BANCORP?                             on March 13, 2001, at 5:00 p.m.,  New  York
                                     City time, but we may choose to extend it at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See
                                     SECTIONS 1 AND 14.

HOW WILL I BE NOTIFIED IF            If  our  offer  is extended, we will make a
REPUBLIC BANCORP EXTENDS             public  announcement  before 9:00 a.m., New
THIS OFFER?                          York  City time,  on the first business day
                                     after theoffer was scheduled to expire. See
                                     SECTION 14.

WHAT ARE THE CONDITIONS TO           Our  obligation  to accept and pay for your
REPUBLIC BANCORP'S OFFER?            tendered  shares  is  conditioned  on   the
                                     satisfaction  or waiver  of the  conditions
                                     described  in Section  13. In  addition  to
                                     customary   conditions,   these  conditions
                                     include the following:

                                     o    We will not be  obligated  to purchase
                                          any  shares  if,  in  our  good  faith
                                          reasonable judgement,  our purchase of
                                          shares in the offer

                                          o   would result in our Class A Common
                                              Stock   being  held  of  record by
                                              fewer than 300 persons, or

                                          o   would result in our Class A Common
                                              Stock no longer  being  quoted  on
                                              Nasdaq, or

                                          o   would   otherwise   constitute   a
                                              "going  private  transaction"  for
                                              purposes  of  Rule  13e-3  of  the
                                              Securities and Exchange Commission
                                              under the Securities  Exchange Act
                                              of 1934;

                                     o    We  will  not  be  required to proceed
                                          with  the  offer  if we  experience  a
                                          material   adverse   change   in   our
                                          business  conditions or are prohibited
                                          from   doing  so   because   of  legal
                                          process, or if a third party proposes,
                                          announces   or  makes  a   tender   or
                                          exchange   offer,   merger,   business
                                          combination     or    other    similar
                                          transaction involving us.

CAN I TENDER MY SHARES OF            If  you  own  shares  of our Class B Common
CLASS B COMMON STOCK?                Stock, you may participate in the offer by
                                     converting  those  shares  into  shares  of
                                     Class A  Common  Stock.  Shares  of Class B
                                     Common   Stock  of  Republic   Bancorp  are
                                     convertible  into  shares of Class A Common
                                     Stock on a one-for-one basis.

                                     A "Notice of Conversion" is included in the
                                     tender  offer  materials  being sent to our
                                     shareholders  who own Class B Common Stock.
                                     You   should   complete   this   Notice  of
                                     Conversion and include it with your Class B
                                     stock   certificates   and  the  letter  of
                                     transmittal if you want to convert your shares of Class B Common stock and tender THE RELATED SHARES OF CLASS A COMMON STOCK.

                                     It is important to note that conversion is unconditional. Once your shares of Class B Common Stock are converted to Class A Common Stock, if they are not purchased in our offer, such shares of Class A Common STOCK WILL BE RETURNED TO YOU.

HOW DO I TENDER MY SHARES?           To tender  your  shares, you  must complete
                                     one  of   the   actions   described   under
                                     "Important Procedures" on the inside front cover of this document before the offer expires.

                                     You may also contact the information  agent
                                     or your broker for assistance.  The contact
                                     information  for  the   information   agent
                                     appears on the inside front cover and on the last page of this document.

                                     See Section 3 and the instructions to the LETTER OF TRANSMITTAL.

ONCE I HAVE TENDERED SHARES          Yes.  If you tender your shares and change
IN THE OFFER, CAN I CHANGE MY        your mind, you may withdraw your shares at
MIND?                                any time before our offer expires.

                                     In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after April 9, 2001. See Section 6.

                                     To properly withdraw your shares,  you must
                                     timely  deliver  a  written  notice of your
                                     withdrawal to the depositary at the address
                                     or facsimile  number  appearing on the last
                                     page of this  document.  Your  notice  must
                                     specify  your  name,   address  and  social
                                     security number, the number of shares to be
                                     withdrawn,  and, if the  certificates  have
                                     been delivered or otherwise identified, the
                                     certificate  number(s)  for the  shares and
                                     the name of the registered holder(s) of the
                                     shares.  All  signatures  on the  notice of
                                     withdrawal   must  be   guaranteed   by  an
                                     eligible    guarantor     institution    if
                                     certificates  have already been  delivered.
                                     Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth IN SECTION 3. SEE SECTION 6.

WHAT DO REPUBLIC BANCORP             Our  board  of directors  has approved this
AND ITS BOARD OF DIRECTORS           offer.  However,  neither  we nor our board
THINK ABOUT THIS OFFER?              of directors nor  the  information agent is
                                     making any recommendation regarding whether you should tender or not tender your shares or at what price(s) you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Directors, executive officers and affiliates of Republic have indicated to us that they do not intend to tender shares
                                     PURSUANT TO THIS OFFER.

WHAT IS A RECENT MARKET PRICE        Our  Class  A Common Stock is traded on the
OF MY REPUBLIC BANCORP               Nasdaq  National  Market  System  under the
CLASS A COMMON STOCK?                symbol "RBCAA". On February 8, 2001, a date
                                     close to the date of this document, the last per share sales price of Republic
                                     Class A Common Stock as reported on the Nasdaq was $7.50. We urge you to obtain more current market quotations for your SHARES. SEE SECTION 8.

WILL I HAVE TO PAY BROKERAGE         If  you  are  a  registered shareholder and
COMMISSIONS OR STOCK                 tender   your  shares   directly   to   the
TRANSFER TAX IF I TENDER MY          depositary,  you  will  not need to pay any
SHARES TO REPUBLIC BANCORP?          brokerage commissions.  If you  hold shares
                                     through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. Except as otherwise set forth in the letter of transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by or on behalf of REPUBLIC. SEE SECTION 1.

WHAT ARE THE UNITED STATES           Generally,  you  will  be subject to United
FEDERAL INCOME TAX                   States  Federal  income  taxation  when you
CONSEQUENCES IF I TENDER MY          receive  cash  from  us in exchange for the
SHARES TO REPUBLIC BANCORP?          shares  you  tender.  The  cash you receive
                                     will be treated either as:
                                     o    a sale or exchange eligible for
                                          capital gains treatment; or
                                     o    a dividend subject to ordinary income
                                          tax.

                                     SEE SECTION 7.

WHAT ARE THE EXPECTED BENEFITS, We are making this offer because we believe POTENTIAL DISADVANTAGES, OF THE that, given the current market price of the
OFFER FOR  SHAREHOLDERS?             shares, the purchase of the shares of Class
                                     A Common Stock on the terms and conditions outlined in this offer is an attractive investment for Republic Bancorp.

                                     This   offer    gives    shareholders    an
                                     opportunity to sell all or part of their investment in our shares on potentially more favorable terms than would otherwise be available.

                                     Shareholders who choose not to tender their
                                     shares   will   realize   a   proportionate
                                     increase in their relative equity interest in Republic Bancorp and in our future earnings and assets.

                                     Our  purchase  of shares in the offer  will
                                     reduce  the  "public  float" in our Class A
                                     Common Stock (the number of shares owned by
                                     outside   shareholders  and  available  for
                                     trading in the securities markets). This could result in lower stock prices or reduced liquidity in the trading market for Class A Common Stock in the future. See SECTIONS 2 AND 11.

WHOM DO I CONTACT IF I HAVE          You can contact our Information Agent,
QUESTIONS ABOUT REPUBLIC             MacKenzie Partners, Inc. at (800) 322-2885
BANCORP'S OFFER?                     WITH QUESTIONS REGARDING THIS OFFER.




                                TABLE OF CONTENTS

1.  Number of Shares; Priority of Purchases; Odd Lots; Proration.................................................10

2.  Purpose of the Offer; Certain Effects of the Offer...........................................................12

3.  Procedure for Tendering Shares...............................................................................14

4.  Purchase of Shares and Payment of the Purchase Price.........................................................19

5.  Conditional Tender of Shares.................................................................................20

6.  Withdrawal Rights............................................................................................21

7.  Material Federal Income Tax Consequences.....................................................................21

8.  Share, Trading Price and Dividend Information................................................................24

9.  Information About Us.........................................................................................25

10. Information about our Directors, Executive Officers and Controlling Shareholders.............................32

11.  Effect of Offer on Market for Shares;
     Registration under the 1934 Act.............................................................................36

12.  Certain Legal Matters.......................................................................................36

13.  Certain Conditions of this Offer............................................................................37

14.  Cancellation, Extension, Termination and Amendment..........................................................39

15.  Fees and Expenses...........................................................................................40

16.  Source and Amount of Funds..................................................................................41

17.  Recent Transactions in Our Shares...........................................................................41

18.  Miscellaneous...............................................................................................41

As used in this document, the terms "Republic," "Republic Bancorp," "we," "our" and "us" refer to Republic Bancorp, Inc., a Kentucky corporation.


                           Forward Looking Statements

         This document contains a number of forward-looking statements regarding the financial condition, results of operations and business of Republic Bancorp. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;
     o there may be increases in competitive pressure among financial institutions or from non-financial institutions;
     o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;
     o changes in deposit flows, loan demand or real estate values may adversely affect our business;
     o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;
     o general economic conditions, either nationally or in some or all of the states in which we do business, or conditions in the securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;
     o   legislation or regulatory  changes may adversely  affect our business;
     o technological changes may be more difficult or expensive than we anticipate;
     o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or
     o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

         All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                            REPUBLIC BANCORP'S OFFER

     SECTION 1. NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION

         GENERAL. On the terms and subject to the conditions of our offer, as set forth in this document and the related letter of transmittal, we are offering to purchase up to 1,000,000 shares of our Class A Common Stock for a purchase price not greater than $10.00 and not less than $8.00 per share, net to the seller in cash, without interest.

         The term "expiration date" means 5:00 p.m., New York City time, on March 13, 2001, unless and until we, in our sole discretion, extend the period of time for which our offer will remain open. If extended by us, the term "expiration date" means the latest time and date at which our offer, as extended, expires. See Section 14 for a description of our right to extend, cancel, terminate or amend our offer.

         In accordance with instruction 5 of the letter of transmittal, each shareholder desiring to tender shares must either: (i) specify the price (not greater than $10.00 nor less than $8.00 per share) at which such shareholder is willing to sell the tendered shares; or (ii) specify that such shareholder will sell the tendered shares at the price determined by the Dutch auction process, which could result in such shares being purchased at the minimum price of $8.00 per share.

         As promptly as practicable following the expiration date, we will determine a single per share price (not greater than $10.00 and not less than $8.00 per share) that we will pay for shares validly tendered pursuant to our offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The purchase price as selected by us is sometimes hereinafter referred to in this document as the "Purchase Price".

         Shares properly tendered at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price upon the terms and subject to the conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 1,000,000 shares are tendered at or below the Purchase Price, shares tendered at or below the Purchase Price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding Class A Common Stock, without amending or extending our offer. See
Section 14.

         All shares we purchase will be purchased at the same price, even if you have specified a lower price on the letter of transmittal that you complete. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

         In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $8.00 the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $8.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

         All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

         Tendering shareholders will not be obligated to pay any charges or expenses of Computershare Trust Company of New York, the depositary for our offer (the "depositary"), or any brokerage commissions. Except as set forth in Instruction 7 of the letter of transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by or on behalf of Republic.

         This document and the related letter of transmittal will be mailed to record holders of shares of our Class A Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our Class A Common Stock.

         PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of our offer, if 1,000,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the Purchase Price.

         Upon the terms and subject to the conditions of our offer, if more than 1,000,000 shares are validly tendered at or below the Purchase Price and not withdrawn, we will purchase such validly tendered shares in the following order of priority:

         o First, we will purchase shares properly tendered and not properly withdrawn from any "odd lot" holder (as defined below) who

              o tenders all the shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the Purchase Price; and

              o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery; and

         o Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in Section 5, we will purchase shares from all other shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

         o Finally, if necessary to permit us to purchase 1,000,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 5. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

         ODD LOT HOLDERS. For purposes of our offer, the term "odd lot holder" means any person who owns, beneficially or of record, a total of fewer than 100 shares. As set forth above, shares of odd lot holders will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder and must so indicate in the letter of transmittal or, if applicable, the notice of guaranteed delivery. This preference is not available to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

         PRORATION. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by such shareholder at or below the Purchase Price to the total number of shares tendered by all shareholders (other than odd lot holders) at or below the Purchase Price, subject to the conditional tender provisions described in
Section 5. This ratio will be applied to shareholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each such shareholder pursuant to our offer.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in Section 5, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

         As described in Section 7, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 5 in order to structure their tender for federal income tax reasons.

          SECTION 2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

         Since November, 1998, we have repurchased  approximately 441,000 shares
of  our  Class  A  Common  Stock  in  privately   negotiated   and  open  market
transactions. On February 7, 2001, our board of directors approved this offer.

         PURPOSE OF THE OFFER. We are making this offer because our board of directors believes that, given our business, assets and prospects and the current market price of the shares, the purchase of the shares pursuant to the offer is an attractive investment for Republic. We have sufficient resources, in available cash and dividends we will receive from our subsidiary, Republic Bank & Trust Company, to fund the amount required to purchase shares under the offer and pay related expenses.

         In  addition,   we  believe  the  offer  may  be  attractive  from  the
perspective of our shareholders:

     o The offer provides an opportunity for shareholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not less than $8.00 nor more than $10.00 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with market sales.

     o Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to Republic, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

     o The offer also may give shareholders the opportunity to sell their shares at prices that may be greater than market prices prevailing immediately prior to the announcement of the offer. To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

     o This offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in Republic. Shareholders who determine not to accept the offer will increase their proportionate interest in Republic's equity, and thus in Republic's future earnings and assets, subject to Republic's right to issue additional shares and other equity securities in the future.

         The offer also presents some potential risks and disadvantages to Republic and our continuing shareholders.

     o The offer will result in a decrease in the amount of cash and investments held by Republic. However, after completion of the offer, we will continue to maintain adequate capital in line with government regulations for a "well capitalized" financial institution.

     o The offer will reduce the "public float" (the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for Class A Common Stock in the future.

         We may in the future purchase additional shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Future purchases by us may be on the same terms or on terms that are more or less favorable to the shareholders than the terms of our offer. Rule 13e-4 promulgated under the 1934 Act prohibits us and our affiliates from purchasing any shares, other than pursuant to our offer, until at least ten business days after the expiration date. Any possible future purchases by us will depend on many factors, including market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

         Shareholders who do not tender their shares pursuant to our offer and shareholders who otherwise retain an equity interest in Republic (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender the condition for which was not satisfied) will continue to be shareholders of Republic with the attendant risks and rewards associated with owning the equity securities of Republic.

         OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER A SHAREHOLDER SHOULD TENDER OR REFRAIN FROM TENDERING HIS SHARES OR AS TO THE PURCHASE PRICE AT WHICH A SHAREHOLDER MAY CHOOSE TO TENDER HIS SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICES. DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES OF REPUBLIC HAVE INDICATED TO US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THIS OFFER. Section 10 provides information about their current share ownership

         USE OF SHARES ACQUIRED. The shares we purchase pursuant to this offer will become authorized but unissued shares and will be available for issuance by Republic in the future without further shareholder action (except as may be required by applicable law or the rules applicable to companies with shares traded on the Nasdaq National Market System or any other securities exchange on which the shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans. Although we do issue shares from time to time under our various compensatory and benefit plans and upon conversion of our convertible securities, we currently have no plans for the issuance of shares purchased pursuant to our offer.

                    SECTION 3. PROCEDURE FOR TENDERING SHARES

         To tender shares pursuant to our offer, a properly completed and duly executed letter of transmittal (or facsimile thereof), together with the certificates representing the tendered shares and any other required documents, must be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date of the offer. The method of delivery of all required documents is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

         In the letter of transmittal, the tendering shareholder must: (i) set forth his name and address; (ii) set forth the number of shares he is tendering;
(iii) set forth the number of the stock certificate(s) representing such shares; and (iv) either check the box in the section of the letter of transmittal captioned "Shares Tendered at Price Determined by Dutch Auction" or fill in one of the boxes in the section of the letter of transmittal captioned "Shares Tendered at a Price Determined by Shareholder."

         If you wish to maximize the chance that your shares will be purchased at the relevant Purchase Price, you should check the box on the letter of transmittal marked "Shares Tendered at a Price Determined by Dutch Auction." Please note that this election could result in your shares being purchased at the minimum price of $8.00 per share. If you wish to indicate a specific price (in multiples of $0.125) at which your shares are being tendered, you must fill in a box under the section captioned "Shares Tendered at Price Determined by Shareholder" in the letter of transmittal in the table labeled "Price (in Dollars) per Share at Which You Are Tendering Your Shares." If you wish to tender shares at more than one price, you must complete a separate letter of transmittal for each price at which you are tendering shares. You cannot tender the same shares at more than one price.

         In cases where shares are tendered by a registered holder of Republic Class A Common Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal, all signatures on the letters of transmittal must be guaranteed by an "Eligible Institution." An "Eligible Institution" is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended. If the certificates are registered in the name of a person other than the signer of the letter of transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         A tender of shares pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering shareholder and Republic upon the terms and subject to the conditions of our offer.

         THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at The Depository Trust Company ("DTC") for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares by causing DTC to transfer such shares into the depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of shares may be effected through book- entry transfer into the depositary's account at DTC, a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantee, or an Agent's Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the letter of transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

         GUARANTEED DELIVERY. If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

     o   the tender is made by or through an Eligible Institution;

     o the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

     o the depositary receives, within three Nasdaq trading days after the date of its receipt of the notice of guaranteed delivery,

         o the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and
         o a properly completed and duly executed letter of transmittal (or facsimile thereof), or an Agent's Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

         In any event, the exchange of the Purchase Price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

         To avoid backup federal income tax withholding with respect to the Purchase Price received by a shareholder pursuant to our offer, the shareholder must provide the depositary with his correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the letter of transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

         CONVERTING CLASS B COMMON STOCK TO TENDER. As of February 6, 2001, there were 2,102,989 shares of our Class B Common Stock outstanding. Our Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. We are not offering, as part of our offer, to purchase any shares of our Class B Common Stock. If you own shares of Class B Common Stock and want to participate in our offer, you must convert your shares Class B Common Stock to shares of Class A Common Stock in order to tender them.

         We have prepared a notice of conversion form by which holders of our Class B Common Stock may convert their shares. A properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantee, or an Agent's Message in the case of a book-entry transfer, must accompany the notice of conversion to validly tender shares. If you desire to use this procedure, you should review the tender offer materials and:

         o complete, execute and deliver the notice of conversion in the form supplied by us, indicating the number of shares of Class B Common Stock you are converting into shares of Class A Common Stock;

         o complete, execute and deliver the letter of transmittal indicating the number, if any, of shares of Class A Common Stock you wish to tender;

         o indicate the price or prices at which such shares are to be tendered or elect to accept the Purchase Price determined by the Dutch auction process; and

         o authorize the conversion of your Class B shares into the appropriate number of Class A shares, in accordance with the terms of Republic's Restated Articles of Incorporation, and the delivery to the depositary of the number of Class A shares you wish to tender.

         Once you convert your shares of Class B Common Stock to shares of Class A Common Stock, the certificates for any shares of Class A Common Stock you are entitled to receive upon the conversion will be returned to you if not tendered or accepted for purchase by us in accordance with the terms of our offer. CONVERSION IS UNCONDITIONAL AND EFFECTIVE WITHOUT REGARD TO THE NUMBER OF CLASS A SHARES TENDERED OR ACCEPTED FOR PURCHASE. In no event can certificates for shares of Class B Common Stock be tendered pursuant to this offer without completion and delivery of the Notice of Conversion and the letter of transmittal.

         ESOP. As of December 31, 2000, Republic's Employee Stock Ownership Plan (the "ESOP") held 299,983 shares, 42,525 of which were allocated to the individual accounts of the ESOP plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders (collectively referred to in this section as "participants"), and 257,458 of which were not allocated to any participant. Under the terms of the ESOP, the Trustee, Republic Bank & Trust Company, must consent to a tender of shares pursuant to our offer. The Administrative Committee that advises the Trustee on matters of this nature has recommended to the Trustee that the Trustee: (i) not tender any of the unallocated ESOP shares pursuant to our offer, in part due to the fact that such unallocated shares have been pledged by the ESOP as collateral for the loan Republic made to the ESOP to fund the purchase of such shares; and (ii) not consent to the tender of shares by participants in the ESOP who have been allocated shares over which such participants have investment discretion. The Trustee has decided to follow the recommendation of the Administrative Committee. Further, the Trustee will not tender shares which have been allocated to participants but for which such participants do not have investment discretion. Therefore, no shares held by the ESOP, whether allocated or unallocated, will be tendered pursuant to this offer.

         STOCK OPTION PLANS. We are not offering, as part of our offer, to purchase any of the options outstanding under our director and employee stock option plans, and tenders of such options will not be accepted. Our stock option plan provides for a 12 month period of restricted transferability of shares purchased upon the exercise of options absent death or disability. After that twelve month period, the transferability of shares issued pursuant to the plan is subject to a right of first refusal in our favor. These restrictions under the terms of the stock option plan and the option grants effectively prevent any director or officer from exercising an option granted under the plan and immediately tendering the shares subject to the option pursuant to this offer.

         YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

     o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     o   the tender of shares complies with Rule 14e-4.

         It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering:

     o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

         Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

         FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 31% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

         Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 10 of the letter of transmittal.

         TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

         For a discussion of United States federal income tax consequences to tendering shareholders, see Section 7.

         SECTION 4. PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE

         ACCEPTANCE. Upon the terms and conditions of our offer, as soon as practicable following the expiration date, we will:

     o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

     o accept for payment, pay for and thereby purchase, shares properly tendered and not properly withdrawn at prices equal to or below the purchase price we select.

The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after determination of the Purchase Price and after all the conditions to our offer have been satisfied or waived. For purposes of our offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if and when we give oral or written notice to the depositary of our acceptance of the tenders of such shares (the "Acceptance Notice").

         Upon the terms and conditions of our offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 1,000,000 shares, subject to increase or decrease as provided in Sections 1 and 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at a price between $8.00 and $10.00 per share.

         DEPOSITARY. Delivery of the aggregate Purchase Price in exchange for shares pursuant to our offer will be made by the depositary as soon as practicable after receipt of the Acceptance Notice. The depositary will act as agent for tendering shareholders for the purpose of receiving the Purchase Price from us and remitting the same to tendering shareholders. Under no circumstances will we pay interest by reason of any delay in making such payment.

         ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE SECTION 3. ALSO SEE SECTION 7 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

         RETURN OF CERTIFICATES. If any tendered shares are not accepted for purchase pursuant to the terms and conditions of our offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of our offer is not satisfied or waived, certificates for such unpurchased shares will be returned to the tendering shareholder by the depositary as soon as practicable following consummation, cancellation or termination of our offer.

                     SECTION 5. CONDITIONAL TENDER OF SHARES

         Under the circumstances described above in Section 1, we may prorate the number of shares purchased pursuant to our offer. Shareholders may wish to tender their shares, but only on the condition that all or some other minimum number of their shares are purchased. In addition, as discussed in Section 7, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender and how many shares to tender. The conditional tender alternative allows a shareholder to tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal - which may be all of the shares tendered - must be purchased if any of the shareholder's tendered shares are purchased. The conditional tender alternative is made available so that a shareholder may: (i) know with certainty the number of his shares, if any, which will be purchased pursuant to our offer (provided his shares are tendered at or below the Purchase Price and the condition of his tender is otherwise satisfied); or (ii) seek to structure the purchase of shares pursuant to our offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

         If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tenders" in the letter of transmittal or, if applicable, in the notice of guaranteed delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,000,000 shares have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

         After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,000,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,000,000 shares. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

         All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the expiration date without any expense to the shareholder.

                          SECTION 6. WITHDRAWAL RIGHTS

         Shares tendered pursuant to our offer may be withdrawn at any time prior to the time the offer expires on the expiration date. In addition, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after April 9, 2001. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the Expiration Date by the depositary at its address set forth on the last page of this document and must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn, and, if certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depositary.

         If certificates have already been delivered, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (i.e., a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended.) unless such shares have been tendered for the account of any Eligible Institution.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, withdrawn shares may be retendered by following one of the procedures described under Section 3 at any time prior to the expiration date.

               SECTION 7. MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain U.S. federal income tax consequences to holders of shares relevant to our offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service ("IRS"), and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

         This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the discussion of the consequences of an exchange of shares for cash pursuant to our offer applies only to a United States holder. For purposes of this summary, a "United

States holder" is a holder of shares that is: (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

         The summary does not address the state, local or foreign tax consequences of participating in our offer. Each shareholder should consult its own tax advisor concerning the decision to participate in our offer as well as the specific tax consequences (foreign, federal, state and local) applicable to it.

         An exchange of shares for cash pursuant to our offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from Republic, with the tax consequences described below.

         Under the Code, a United States holder whose shares are exchanged for cash pursuant to our offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange: (i) results in a "complete termination" of such holder's equity interest in Republic; (ii) is "substantially disproportionate" with respect to such holder; or (iii) is "not essentially equivalent to a dividend" with respect to the holder. For purposes of this analysis, in addition to shares actually owned by a United States holder, such holder will be deemed to constructively own certain shares. For purposes of these constructive ownership rules, a holder of options to acquire shares is generally deemed to constructively own those shares even if the option is not exercised. In addition, a holder is deemed to constructively own shares which are owned by other persons, such as certain family members, a trust or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

         If a United States holder sells shares to persons other than Republic at or about the time such holder also sells shares to Republic pursuant to our offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in Republic, then the sales to persons other than Republic may, for U.S. federal income tax purposes, be integrated with the holder's sale of shares pursuant to our offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

         A United States holder will satisfy the "complete termination" test if all shares actually or constructively owned by such holder are exchanged for cash pursuant to our offer.

         A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns, actually or constructively, less than 50% of the total combined voting power of all classes of stock of Republic entitled to vote and such holder's percentage interest in Republic (i.e., the number of voting shares actually and constructively owned by such holder divided by the number of voting shares outstanding) is less than 80% of such holder's percentage interest in Republic prior to the exchange. The shareholder's actual and constructive ownership of all common stock (whether Class A or Class B) must also meet the 80% requirement of the preceding sentence.

         A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in Republic, as described above, constitutes a "meaningful reduction of the holder's proportionate interest" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal (i.e., less than 1%) and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's stock ownership percentage.

         Republic cannot predict whether or to what extent our offer will be oversubscribed. If our offer is oversubscribed, proration of tenders pursuant to our offer will cause Republic to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to our offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition his tender on a minimum number of shares being redeemed as described in Section 5 above, so that none of such holder's shares are redeemed unless Republic accepts a sufficient number of his shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's shares would be treated as an exchange for federal income tax purposes, a conditional tender may result in no shares being accepted by Republic. In determining the minimum number of shares to be accepted for purchase in such a conditional tender, a holder should take into account shares constructively owned by the holder pursuant to the rules discussed above. Shareholders considering a conditional tender due to the foregoing reasons are urged to consult with their tax advisors regarding the relative advantages and disadvantages of such a tender.

         If a United States holder's sale of its shares satisfies one of the tests described above, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares sold. Any capital gain or loss so recognized generally will constitute long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss generally will be taxed at a maximum rate of 20%; provided, however, that if the shares sold had been held by such holder for more than five years, the maximum tax rate would instead be 18%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

         If a United States holder who sells shares pursuant to our offer does not meet one of the tests described above and, thus, is not treated as having exchanged such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of Republic's current and accumulated earnings and profits, which Republic anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the shares sold. No loss will be recognized. As to an exchange which is treated as a dividend, a United States holder's tax basis in the shares sold generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate United States holder, such holder will be: (i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a

United States holder exceeds Republic's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the shares and thereafter as capital gain.

         Shareholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of our offer.

         REPUBLIC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

            SECTION 8. SHARE, TRADING PRICE AND DIVIDEND INFORMATION

         SHARES OUTSTANDING. As of February 6, 2001, we had outstanding 14,771,180 shares of Class A Common Stock, no par value and 2,102,989 shares of Class B Common Stock, no par value.

         The 1,000,000 shares of Class A Common Stock that we are offering to purchase represent approximately 7% of our issued and outstanding Class A Common Stock and approximately 6% of our combined Class A and Class B Common Stock issued and outstanding as of February 6, 2001. Assuming that we purchase all 1,000,000 shares of Class A Common Stock that we are offering to purchase, and no shares of Class B Common Stock convert, the number of our issued and outstanding shares of Class A Common Stock would be reduced to 13,771,180 immediately after the offer.

         SHARE PRICES. Our Class A Common Stock is traded on the Nasdaq National Market System under the symbol "RBCAA". The following table shows the high and low bid prices for our Class A Common Stock for each quarter since July 22, 1998, the day the Class A Common Stock began trading on Nasdaq, as well as the cash dividends paid per share on the Class A Common Stock during the past two years. Beginning in the fourth quarter of 2000, we increased the amount of our regular quarterly dividends to $0.044 per share of Class A Common Stock.

QUARTER ENDED                     HIGH             LOW              DIVIDENDS
        December 31, 2000         $7.00            $5.63            $0.044
        September 30, 2000         8.63             6.75             0.03575
        June 30, 2000             10.06             6.38             0.03575
2000    March 31, 2000             9.81             7.88             0.03575
        December 31, 1999          9.94             8.31             0.03575
        September 30, 1999        11.63             9.00             0.0275
        June 30, 1999             12.00            10.63             0.0275
1999    March 31, 1999            13.00            11.00             0.0275
        December 31, 1998         14.13            11.88             0.0275
1998    September 30, 1998        16.44            12.63             0.0275

         On July 27, 1998, we closed an underwritten public offering of our Class A Common Stock in which an aggregate of 2,400,000 shares were offered at a price of $13.00 per share. We sold a total of 2,000,000 shares of Class A Common Stock in that offering, and received aggregate proceeds of approximately $23.6 million. The remaining 400,000 shares were sold by Bernard M. Trager.

         On February 8, 2001, a date close to the date of this document, the last per share sale price of Republic Class A Common Stock as reported on the Nasdaq National Market was $7.50. We urge you to obtain current quotations of the market price of our Class A Common Stock.

                         SECTION 9. INFORMATION ABOUT US

         GENERAL. We are a Kentucky corporation and a financial holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. We have one banking subsidiary, Republic Bank & Trust Company, a Kentucky banking corporation. Republic Bank & Trust Company conducts a full service commercial banking business with 21 banking centers in 7 Kentucky communities: Bowling Green, Elizabethtown, Frankfort, Lexington, Louisville, Owensboro and Shelbyville; a loan production office in Clarksville, Indiana; and Internet banking at www.republicbank.com. Our non-bank subsidiaries include Republic Financial Services, LLC, which conducts business as a nationwide tax refund loan and check provider under the name Refunds Now, Republic Insurance Agency, Inc., an insurance agency that offers credit-related and title insurance, and Republic Capital Trust, our finance subsidiary that has outstanding Trust Preferred Securities that can be exchanged for, and converted into, shares of our Class A Common Stock. We are also in the process of organizing a new Indiana state bank that will be located in our current loan production office in Clarksville, Indiana.

         Our principal executive offices are located at 601 West Market Street, Louisville, Kentucky 40202. Our telephone number is (502) 584-3600.

         RECENT PERFORMANCE INFORMATION. Our financial condition and results of operations are primarily dependent upon the operations of Republic Bank & Trust Company. Our audited financial statements for 2000 are not yet available. The following provides highlights of our performance during the fourth quarter and for the year ended December 31, 2000:

         We had fourth quarter diluted earnings per share of $0.19 for 2000 compared to $0.18 for the same period in 1999. Net income rose during the fourth quarter 2000 by $27,000 over the comparable 1999 period to $3.1 million, while average diluted shares outstanding decreased 358,000 primarily as a result of the company's stock buyback program.

         Our fourth quarter 2000 performance was supported by steady increases in net interest income and service charges on deposit accounts. The increase in interest income on loans resulted primarily from the growth in the loan portfolio. The increase in service charges on deposit accounts was the direct result of our continued concentrated effort to expand our core deposit base and accompanying non-interest income. "Overdraft Honor" and "Absolutely Free Checking", two new products designed to increase low cost deposits and non-interest income, were well received in our marketplace. During the fourth quarter 2000, we opened over 2,400 new checking accounts with balances totaling over $4.0 million at December 31, 2000. Correspondingly, service charges on deposit accounts increased by $370,000 during the fourth quarter 2000 compared to the same period in 1999.

         Net income for the year ended December 31, 2000 increased to $12.9 million from $12.3 million in 1999. Diluted earnings per share for the Class A Common Stock increased from $0.71 in 1999 to $0.76 in 2000. Shareholders' equity increased $13.0 million during 2000 to $117.0 million as the book value per share of our common stock rose from $6.46 at December 31, 1999 to $7.06 at December 31,

2000. We were able to achieve this performance for 2000 despite a higher and relatively unfavorable interest rate environment during the year.

         Our total assets grew to over $1.5 billion at December 31, 2000, an increase of $139 million over December 31, 1999. Loan demand was strong during 2000 with net loans increasing $105 million to $1.14 billion at year-end. The growth in the loan portfolio was primarily attributable to the growth in the commercial real estate portfolio, which increased $94 million from December 31, 1999. While loan growth remained strong, our level of delinquent loans declined favorably to 1.27% at December 31, 2000, compared to 1.29% at December 31, 1999.

         Funding for the growth in the loan portfolio was derived from deposits, repurchase agreements and Federal Home Loan Bank advances. Deposits and repurchase agreements increased to over $1.1 billion as of December 31, 2000 compared to $1.0 billion at year-end 1999. A significant portion of this increase was in lower cost deposits such as demand deposits and money market CDs. Republicbank.com, our internet presence, accounted for $31 million of the increase in deposits. FHLB advances increased from $231 million at December 31, 1999 to $246 million at December 31, 2000.

         We continue to explore other profitable expansion opportunities. Our Springhurst location, opened in August 1999, now has over $45 million in loans and $26 million in deposits and repurchase agreements in just 17 months of operation. The new Prospect and Fern Creek banking centers, also located in the Louisville metropolitan area, continue to meet our aggressive growth expectations. We have also applied for a bank charter in the state of Indiana. We anticipate opening the new Indiana bank in 2001, allowing us to provide full banking services to our southern Indiana clients and establish new business relationships in this area.

         Since December 31, 2000, there has been a continuing decline in market interest rates. We expect that these declining interest rates will result in increased opportunities to originate residential mortgage loans for sale in the secondary market, which in turn may create opportunities to realize increased fee income in our mortgage banking line of business.

         FINANCIAL STATEMENTS. Our historical financial statements for the year ended December 31, 1999 and the nine months ended September 30, 2000, as filed with the Securities and Exchange Commission, are incorporated by reference herein.

         The following summary historical consolidated financial data has been derived from our historic unaudited supplemental consolidated financial statements and our unaudited financial information for the year ended December 31, 2000. In the opinion of management, the financial data presented include all adjustments (consisting of normal occurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. The historic financial data should be read in conjunction with the consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and our Annual Report on Form 10-K for the year ended December 31, 1999. Copies of these reports may be obtained as described in this document.

REPUBLIC BANCORP, INC.
CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF FINANCIAL CONDITION


                                                     DECEMBER 31, 2000                  DECEMBER 31, 1999

ASSETS

Cash and cash equivalents                            $      40,215                      $      67,527
Securities available for sale                              171,800                            181,627
Securities held to maturity                                103,768                             32,931
Mortgage loans held for sale                                 5,229                              7,408
Loans, net                                               1,136,531                          1,031,512
FHLB stock                                                  16,171                             15,054
Other assets                                                34,358                             32,924
   Total Assets                                      $   1,508,072                      $   1,368,983

LIABILITIES AND EQUITY
Non-interest bearing deposits                        $     107,317                      $      84,256
Interest bearing deposits                                  756,444                            716,653
Total deposits                                             863,761                            800,909

Short-term borrowings                                      263,001                            215,718
Other borrowed funds                                       246,050                            231,383
Other liabilities                                           18,318                             17,203
Total liabilities                                        1,391,130                          1,265,213

Stockholders' equity                                       116,942                            103,770
   Total Liabilities and Equity                      $   1,508,072                      $   1,368,983


AVERAGE BALANCES

                                               Fourth quarter Ended Dec. 31,                 Year Ended Dec. 31,
                                                        2000            1999                 2000          1999

ASSETS

Investments                                    $     317,136      $   248,926       $     285,091    $   233,168
Loans, including loans held for sale               1,143,968        1,027,639           1,111,356        967,751
Total earning assets                               1,461,104        1,276,565           1,396,447      1,200,919
Total assets                                       1,515,642        1,324,601           1,448,372      1,245,088

LIABILITIES AND EQUITY
Non-interest bearing deposits                  $     102,072      $    87,782       $     101,584    $    87,760
Interest bearing deposits                            751,310          733,384             731,174        704,767
Short-term borrowings                                271,807          169,278             243,582        129,903
Other borrowed funds                                 262,688          217,935             249,315        207,687
Total interest bearing liabilities                 1,285,805        1,120,597           1,224,071      1,042,357
Equity                                               114,786          103,596             109,734        102,969


REPUBLIC BANCORP, INC.
CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
(CONTINUED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    Fourth quarter Ended Dec. 31,            Year Ended Dec. 31,
                                                      2000              1999               2000           1999

INCOME STATEMENT DATA
Total interest income                          $      30,975      $    25,724       $     118,660    $    97,157
Total interest expense                                18,417           13,491              66,851         49,552
Net interest income                                   12,558           12,233              51,809         47,605

Provision for loan losses                                376              329               1,382          1,806

Service charges on deposit accounts                    1,348              978               4,410          3,653
Electronic refund check fees                               6                                1,070          1,238
Other service charges and fees                           170               87                 442            489
Loan servicing income                                     85              107                 363            455
Net gain on sale of loans                                481              473               1,417          2,974
Net gain (loss) on sale of securities                                                       (161)            184
Other                                                    398              434               1,318          1,091
Total non-interest income                              2,488            2,079               8,859         10,084

Salaries and employee benefits                         4,882            5,045              20,519         20,661
Occupancy and equipment                                2,277            1,869               8,825          7,632
Communication and transportation                         531              413               2,084          1,716
Marketing and development                                434              267               1,555          1,266
Supplies                                                 279              222                 994            940
Other                                                  1,535            1,421               6,052          5,168
Total non-interest expense                             9,938            9,237              40,029         37,383

Net income before taxes                                4,732            4,746              19,257         18,500
Income taxes                                           1,592            1,633               6,336          6,248
Net income                                     $       3,140      $     3,113       $      12,921    $    12,252

PER SHARE DATA
Basic average shares outstanding                      16,578           16,675              16,621         16,769
Diluted average equivalent shares                     17,338           17,696              17,502         17,900
Book value per share<F1>                       $        7.06      $      6.46       $        7.06    $      6.46
Basic earnings per share Class A common                 0.19             0.19                0.78           0.73
Basic earnings per share Class B common                 0.19             0.18                0.77           0.72
Diluted earnings per share Class A common               0.19             0.18                0.76           0.71
Diluted earnings per share Class B common               0.18             0.18                0.75           0.69
Cash dividends per share Class A common                0.044          0.03575             0.15125        0.11825
CASH DIVIDENDS PER SHARE CLASS B COMMON                0.040          0.03250             0.13750        0.10750


[FN]

<F1> Exclusive of accumulated other comprehensive income (loss).


REPUBLIC BANCORP, INC.
SELECTED FINANCIAL INFORMATION (UNAUDITED)


                                                    Fourth quarter Ended Dec. 31,            Year Ended Dec. 31,
                                                         2000              1999              2000          1999

PERFORMANCE RATIOS
Return on average assets                                0.83%            0.94%               0.89           0.98%
Return on average common equity                        10.94            12.02               11.77          11.90
Yield on average earning assets                         8.48             8.06                8.50           8.09
Cost of interest bearing liabilities                    5.73             4.82                5.46           4.75
Net interest spread                                     2.75             3.24                3.04           3.34
Net interest margin                                     3.44             3.83                3.71           3.96
Efficiency ratio                                          66               65                  66             65

ASSET QUALITY RATIOS
Non-performing assets to total loans                    0.47             0.36%               0.47           0.36%
Net loan charge-offs to average loans                   0.13             0.13                0.12           0.19
Allowance for loan losses to total loans                0.69             0.76                0.69           0.76
Allowance for loan losses to non-performing loans        160              213                 160            213
Delinquent loans to total loans                         1.27             1.29                1.27           1.29

OTHER KEY DATA
Number of bank offices <F2>                                                                    22             21
Number of ATMs                                                                                 36             28
END-OF-PERIOD FULL-TIME EQUIVALENT EMPLOYEES                                                  462            467


[FN]

<F2> Includes a loan production office in Clarksville, Indiana.


         The following table shows our capital ratios for bank regulatory purposes as of December 31, 2000, and on a pro forma basis assuming we purchase pursuant to this offer 1,000,000 shares of Class A Common Stock at $10 per share.

REPUBLIC BANCORP, INC. CAPITAL RATIOS

                                                                                                                ACTUAL MINIMUM
                                                                                                               REQUIREMENT TO BE
                                                                                      ACTUAL MINIMUM           WELL CAPITALIZED
                                                                                     REQUIREMENT FOR             UNDER PROMPT
                                                          PRO FORMA - $10.0          CAPITAL ADEQUACY          CORRECTIVE ACTION
                                    ACTUAL                     MILLION                   PURPOSES                 PROVISIONS
                               ---------------------  -------------------------  ------------------------  -------------------------
                                  AMOUNT       RATIO         AMOUNT       RATIO         AMOUNT      RATIO         AMOUNT       RATIO
                                                                    (DOLLARS IN THOUSANDS)

Total Risk Based Capital
(to Risk Weighted Assets)
     Consolidated               $130,968       12.78%      $120,893        11.79%       $  82,012    8.00%        $102,516    10.00%
     Bank only                   126,710       12.36%       116,635        11.38%          82,006    8.00%         102,508    10.00%

Tier I
(to Risk Weighted Assets)
     Consolidated                123,106       12.01%       113,031        11.03%          41,006    4.00%          61,509     6.00%
     Bank only                   118,848       11.59%       108,773        10.61%          41,003    4.00%          61,505     6.00%

Tier I Leverage Capital
(to Average Assets)
     Consolidated                123,106        8.13%       113,031         7.51%          60,599    4.00%          75,748     5.00%
     Bank only                   118,848        7.84%       108,773         7.23%          60,599    4.00%          71,749     5.00%


         The following shows our capital ratios for bank regulatory purposes on a pro forma basis as of December 31, 2000, assuming we purchase pursuant to this offer 1,000,000 shares plus an additional 2% of the outstanding shares of Class A Common Stock (or approximately 1,295,000 shares in the aggregate) at $10 per share, or $12.95 million in the aggregate.



Total Risk Based Capital (to Risk Weighted Assets)         Consolidated        $ 117,939          11.50%
                                                           Bank only             113,681          11.09%

Tier I (to Risk Weighted Assets)                           Consolidated          110,077          10.74%
                                                           Bank only             105,819          10.32%

Tier I Leverage Capital (to Average Assets)                Consolidated          110,077           7.33%
                                                           Bank only             105,819           7.05%

         WHERE YOU CAN FIND ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

         The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following regional offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us. We are incorporating by reference in this document the following documents we have filed with the SEC:

     o   Our Annual Report on Form 10-K for the year ended December 31, 1999;
         and
     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and
     o   The   information   under  the  headings   "Employment   Contracts  and
         Termination, Severance and Change of Control Arrangements," "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" in our proxy statement for our annual meeting of shareholders held on April 26, 2000.

We incorporate these documents and any additional documents that we may file with the SEC between the date of this document and the date of expiration of withdrawal rights by reference. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         Item 8 and Exhibit 13 of our Annual Report on Form 10-K for the year ended December 31, 1999 and Part I, Item 1 of our Quarterly Reports on Form 10-Q filed since the 1999 Form 10-K contain financial statements that are being incorporated by reference into this document. The consolidated financial statements for the years ended December 31, 1999 and 1998 contained in our Annual Report on Form 10-K for the year ended December 31, 1999, and incorporated herein by reference, have been audited by Crowe, Chizek & Company LLP. The interim financial statements contained in our Quarterly Reports and incorporated herein by reference are unaudited.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us. Please direct your written or oral request to Kevin Sipes, Senior Vice President and Chief Financial and Accounting Officer, Republic Bancorp, Inc., 601 West Market Street, Louisville, Kentucky 40202, (502) 584-3600. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

         PLANS OR PROPOSALS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

     o any extraordinary transaction (such as a merger, reorganization or liquidation) involving Republic or any of its subsidiaries;
     o any purchase, sale or transfer of a material amount of the assets of Republic or any of its subsidiaries;
     o any material change in the present dividend rate or policy, or indebtedness or capitalization of, Republic;
     o any change in the present board of directors or management of Republic (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer);
     o   any  other  material  change  in  Republic's  corporate   structure  or
         business;
     o Republic's Class A Common Stock to cease to be authorized to be quoted on the Nasdaq;
     o Republic's Class A Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the 1934 Act;
     o the suspension of Republic's obligation to file reports under Section 15(d) of the 1934 Act;
     o the acquisition by any person of additional securities of Republic, or the disposition of securities of Republic; or
     o any changes in Republic's articles of incorporation or bylaws or other actions that could impede the acquisition of control of Republic.

         PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS. Republic is not aware of any agreement, arrangement or understanding, whether or not legally enforceable, between Republic (or any executive officer or director of Republic) and any other person with respect to any securities of Republic.

         SECTION 10. INFORMATION ABOUT OUR DIRECTORS, EXECUTIVE OFFICERS
                          AND CONTROLLING SHAREHOLDERS

         As of February 8, 2001, our executive officers were:

         Bernard M. Trager          Chairman
         Steven E. Trager           President and Chief Executive Officer
         Bill Petter                Vice Chairman and Chief Operating Officer
         Scott Trager               Vice Chairman
         Kevin Sipes                Senior Vice President and Chief Financial
                                    and Accounting Officer

         As of February 8, 2001, our directors were:

         Charles E. Anderson              R. Wayne Stratton
         Larry M. Hayes                   Bernard M. Trager
         Bill Petter                      Steven E. Trager
         Samuel G. Swope                  Scott Trager
         Sandra Metts Snowden

         SECURITIES OWNERSHIP. The following table provides information about the aggregate number and percentage of shares of our Class A Common Stock that are beneficially owned by our directors, executive officers and controlling shareholders, as of February 6, 2001. Our Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. The column "Class A and Class B Common Combined" shows the number and percentage of shares of Class A Common Stock that each person would own upon conversion of all of the person's Class B shares into Class A shares.

         Please note that the table provides information about the number of shares beneficially owned, as opposed to the voting power of those shares. Shares of Class B Common Stock are entitled to 10 votes per share, while shares of Class A Common Stock are entitled to 1 vote per share. As of February 6, 2001, executive officers, directors and their affiliates hold approximately 67% of the combined voting power of the Class A and Class B Common Stock. Their voting power will increase to the extent shares of Class B Common Stock are converted into shares of Class A Common Stock, and Class A shares are purchased by us in the offer.


                                                                                                   CLASS A AND CLASS B
                                            CLASS A COMMON                CLASS B COMMON             COMMON COMBINED
             NAME

------------------------------       ----------------------------    -------------------------   -----------------------
                                         SHARES        PERCENT          SHARES       PERCENT        SHARES     PERCENT
                                     ----------------------------    -------------------------   -----------------------

Bernard M. Trager                      7,362,642         49.9%         1,545,858        73.5%       8,908,500    52.8%
601 West Market Street
Louisville, Kentucky 40202

Steven E. Trager                       6,699,974         45.4            898,678        42.7        7,598,652    45.0
601 West Market Street
Louisville, Kentucky 40202

Scott Trager                           6,685,794         45.3            917,300        43.6        7,603,094    45.1
601 West Market Street
Louisville, Kentucky 40202

Sheldon Gilman, Trustee                6,566,736         44.5            883,678        42.0        7,450,414    44.2
for the grandchildren of
Bernard M. Trager
500 Meidinger Tower
462 S. Fourth St.
Louisville, Kentucky 40202

Teebank Family                         5,903,612         40.0            763,964        36.3        6,667,596    40.0
Limited Partnership
7413 Cedar Bluff Court
Prospect, Kentucky 40059

Charles E. Anderson                       53,490            *              1,000           *           54,490       *
Larry M. Hayes                           338,808          2.3              4,694           *          343,502     2.0
Bill Petter                              399,391          2.7             14,000         0.7          413,391     2.5
Sandra Metts Snowden                      14,844            *                  0           *           14,844       *
R. Wayne Stratton                         12,900            *              1,700           *           14,600       *
Samuel G. Swope                           38,251            *              5,694           *           43,945       *
KEVIN SIPES                                1,627            *                200           *            1,827       *

Aggregate                              7,940,170         53.8          1,621,768        77.1        9,561,938    56.7
*    Less than 0.5%

         The 5,903,612 shares of Class A Common Stock and 763,984 shares of Class B Common Stock held of record by Teebank Family Limited Partnership ("Teebank") and 620,784 shares of Class A Common Stock and 119,694 shares of Class B Common Stock held of record by Jaytee Properties Limited Partnership, 7413 Cedar Bluff Court, Prospect, Kentucky 40059 ("Jaytee") are also shown in the above table as being beneficially owned by Bernard M. Trager, Steven E. Trager, Scott Trager and Sheldon Gilman. Teebank is a limited partnership of which Bernard M. Trager and Steven E. Trager are general and limited partners. The following table shows the number of units of each of Jaytee and Teebank beneficially owned by our directors and executive officers.

      NAME                    NUMBER OF UNITS           PERCENT OF OUTSTANDING

 Bernard M. Trager                1,087,199                       54.4%
 Steven E. Trager                   498,975                       24.9
 Scott Trager                         4,036                        0.2

         Shelley Trager Kusman also benefically owns 407,029 units (20.4%) of each of Jaytee and Tebank. Bernard M. Trager and Steven E. Trager, together with Mrs. Trager and Shelley Trager Kusman, share voting and investment power over the 100,323 shares of Class A Common Stock owned by the Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code.

         Bernard M. Trager, Bill Petter and Larry Hayes are members of the Administrative Committee of our Employee Stock Ownership Plan ("ESOP") and, as such, share voting power over the shares held of record by the ESOP. There were 288,303 unallocated shares of Class A Common Stock held by the ESOP as of December 31, 1999, the most recent date as of which allocation information is available. Mike Ricketts, Bill Petter and Larry Hayes are members of the Investment Committee of the ESOP and, as such, share investment power over the ESOP.

         Bernard M. Trager, our chairman of the board, and all of our executive officers participate in our employee stock ownership plan, our 401(k) plan, under which contributions to the plan may be invested, under certain circumstances, in shares of our common stock, and are eligible to receive stock options granted under our stock option plans. The above stock ownership table includes shares allocated to their accounts under our ESOP and 401(k) plan, as of the most recent date(s) as of which plan information is available, and stock options held by them which are, or will be within 60 days, exercisable.

         The following table shows the number of shares that can be acquired under outstanding stock options or upon exercise (and conversion) of the trust preferred securities issued by our finance subsidiary, Republic Capital Trust:


                                                                                  Stock Options**
                                            Trust Preferred

      Name                                     Securities*
                                                                  Exercisable                   Not Exercisable
                                                              Class A        Class B          Class A         Class B

Charles E. Anderson                             11,250                                           2,000
Larry M. Hayes                                  10,000                                           2,000
Bill Petter                                                     25,000          5,000           40,000
Kevin Sipes                                                                                     25,000
Sandra Metts Snowden                                                                             2,000
R. Wayne Stratton                                                                                2,000
Samuel G. Swope                                  5,000                                           2,000
Steven E. Trager                                                                                10,000
Scott Trager                                                    25,000          5,000           40,000

         * The trust preferred securities were issued by Republic Capital Trust, our finance subsidiary, and are convertible into Class A Common Stock based on a conversion price of $10 per share. Information about the trust preferred securities can be found in Note 10 to the Notes to Consolidated Financial Statements of Republic for the years ended December 31, 1999, 1998 and 1997, which are included in our 1999 Form 10-K.

        ** The stock  options were granted  under our stock  option  plans.  The
           Chairman designates the employees eligible to be granted options subject to approval by the committee of our board of directors that administers the stock option plan. The exercise price of options granted is based on the fair market value of the shares as of the date of grant. The options generally vest in equal lots on the fifth and sixth anniversary of the date of grant, and are exercisable for one year after vesting, subject to acceleration in the event of a change in control. Options can have a term of up to 10 years, but terminate if employment is terminated for any reason other than death or disability. Options shown in the above table have exercise prices within the range of $3.28 to $13.00, with an average exercise price of $6.46.

         Our proxy statement for our annual meeting of shareholders held on April 16, 2000, described transactions in which we have engaged with our executive officers, directors and their associates, some of which are continuing in nature. To our knowledge, except as described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q or the portions of our proxy statement incorporated in this document, none of our directors or executive officers has entered into or proposed or received any proposed material agreements or arrangements with respect to Republic, and, except for their interest in our securities, as described above, none of them is a party to any contract, understanding, relationship or arrangement with respect to our securities.

         To our knowledge, none of our directors, executive officers or controlling shareholders has engaged in any transaction within the past sixty days with respect to any of our securities except in connection with our stock compensation plans. Shares are purchased in the open market by the independent bank trustee administering our 401(k) plan. We expect that this plan will, in accordance with its terms, elections in effect and present patterns of contribution, continue to purchase shares. On December 28, 2000, Bill Petter and Scott Trager were each granted options to purchase 30,000 shares of Class A Common Stock under our stock option plan at an exercise price of $5.88. On December 28, 2000, David Vest and Michael Marks, senior officers of Republic Bank & Trust Company, were also each granted options to purchase 24,000 shares of Class A Common Stock, at an exercise price per share of $5.88. These options vest in equal lots on December 28, 2005 and December 28, 2006, and are exercisable for one year after vesting.

         We  have  been  advised  by  our  executive  officers,   directors  and
affiliates that they do not intend to tender any shares of Class A Common Stock pursuant to this offer.

                SECTION 11. EFFECT OF OFFER ON MARKET FOR SHARES;
                         REGISTRATION UNDER THE 1934 ACT

         EFFECT ON MARKET. As of February 6, 2001, there were 14,771,180 shares of Class A Common Stock outstanding. The purchase of shares pursuant to our offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of Republic Class A Common Stock. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the published guidelines of the Nasdaq, we do not believe that our purchase of shares pursuant to our offer will cause our remaining shares of Class A Common Stock to be delisted from the Nasdaq. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result our the Class A Common Stock being delisted from the Nasdaq.

         MARGIN SECURITIES. The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purpose of the Federal Reserve Board's margin regulations.

         REGISTRATION UNDER THE 1934 ACT. The shares are registered under the 1934 Act, which requires, among other things, that Republic furnish certain information to its shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of Republic's shareholders. Republic believes that its purchase of shares pursuant to our offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the 1934 Act. We have conditioned our offer so that we may cancel the offer, and not purchase any shares, if the offer would result in the Class A Common Stock being held of record by fewer than 300 persons.

                        SECTION 12. CERTAIN LEGAL MATTERS

         GENERAL. We are not aware of any license or regulatory permit which appears to be material to our business and which is likely to be adversely affected by our acquisition of shares pursuant to our offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to our offer. We expressly reserve the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of our offer.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Republic or to its business in the event of adverse regulatory action or inaction.

         BANK REGULATORY MATTERS. As a registered bank holding company that has elected to be treated as a financial holding company, Republic is subject to the supervision and regulation of the Federal

Reserve Board. Because we are (and upon completion of the offer will remain) "well-capitalized" and "well-managed," as those terms are defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, we do not require the approval of the Federal Reserve Board in order to complete the proposed tender offer.

         The Bank Holding Company Act of 1956 and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as Republic without the prior approval of the Federal Reserve Board. If, as a result of the offer, any shareholder becomes the beneficial owner of more than 10% of our Class A or Class B Common Stock, such shareholder may be required to reduce its ownership interest in Republic or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder's own legal counsel with respect to the consequences to the shareholder of the tender offer.

                  SECTION 13. CERTAIN CONDITIONS OF THIS OFFER

         OFFER SUBJECT TO CONDITIONS. Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

         AVOIDANCE OF RULE 13E-3 TRANSACTION CONDITION. Republic may amend or terminate our offer, and shall not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities and Exchange Commission, that is,

     o if our purchase of shares pursuant to this offer would result in our Class A Common Stock being held of record by fewer than 300 persons; or

     o if our purchase of shares pursuant to this offer would result in our Class A Common Stock no longer being authorized for trading on Nasdaq.

The Avoidance of Rule 13e-3 Transaction Condition is a nonwaivable condition to our offer.

         NO LEGAL PROHIBITION CONDITION. Republic will not be obligated to close our offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits our offer (the "No Legal Prohibition Condition"). As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to Republic's knowledge has any of the foregoing been threatened. However, Republic can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a nonwaivable condition to our offer.

         MATERIAL ADVERSE CHANGE CONDITION. Republic will not be obligated to close our offer if, after the date of this document, there has occurred: (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of Republic might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of Republic a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of Republic and its subsidiaries, taken as a whole, or on the trading in the shares; (vi) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof; (vii) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index or the Nasdaq Composite Index by an amount in excess of 10% measured from the close of business on February 8, 2001; or (viii) any change in the business, condition (financial or otherwise), income, operations or prospects of Republic and its subsidiaries, taken as a whole which, in the sole judgment of Republic, is or may be materially adverse to Republic and its subsidiaries taken as a whole (the "Material Adverse Change Condition"). Republic is not aware of any of these events having occurred. In any event, Republic reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the expiration date the Material Adverse Change Condition.

         NO COMPETING OFFER CONDITION. Republic will not be obligated to close our offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger or acquisition proposal for Republic has been proposed, announced or made by another person or Republic has learned that: (i) any person or "group" (within the meaning of Section 13(d)(3) of the 1934 Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document); or
(ii) any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, reflecting an intent to acquire Republic or any of the shares (the "No Competing Offer Condition"). Republic is not aware of any such event having occurred. In any event, Republic reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend prior to the expiration date the No Competing Offer Condition.

         WAIVER OF CONDITIONS. Republic reserves the absolute right, prior to the expiration date, to waive these conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition, which conditions are not waivable). Waiver or amendment of any of these conditions may require an extension of the expiration date and our offer.

         EFFECT OF FAILING TO SATISFY CONDITIONS. If any of the conditions have not been satisfied or waived by the expiration date, we may elect either to: (i) extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (ii) waive the conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto, if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or (iii) terminate our offer and purchase none of the shares and return all tendered shares. Republic will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived.

         TENDERING OF SHARES BY EXECUTIVE OFFICERS AND DIRECTORS OF REPUBLIC. We have been advised by our executive officers, directors and affiliates that they do not intend to tender any shares of Class A Common Stock pursuant to this offer.

         SECTION 14. CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT

         We expressly reserve the right to cancel our offer if any of the conditions to our offer are not satisfied by the time the offer period expires. Those shareholders who tendered shares to Republic, prior to the expiration date, will receive prompt return of their share certificates and other related documentation from the depositary as soon as practicable following the cancellation of our offer.

         We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 13 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

         If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we take any of the following actions:

     o   increase  or decrease  the range of prices to be paid for the  shares,
     o increase the number of shares being sought in our offer by more than 2% of our outstanding Class A Common Stock, or
     o   decrease the number of shares being sought in our offer, and our offer is scheduled to expire within 10 business days from the date notice of such increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then our offer will be extended until the expiration of such period of 10 business days.

         Republic also reserves the right to delay acceptance for purchase of, or purchase of, any shares pursuant to our offer, regardless of whether such shares were theretofore accepted for purchase, and to amend or terminate our offer and not accept for purchase or purchase any shares not theretofore accepted for purchase, or purchased, upon the failure of any of the conditions of our offer to be satisfied or waived on or before the expiration date.

         Any cancellation, extension, termination, amendment or delay of our offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the expiration date, we increase the Purchase Price offered to holders of Republic Class A Common Stock, such increase will be applicable to all holders whose shares are accepted for purchase pursuant to our offer and if, at the time notice of such increase is first published, sent or given to holders of Republic Class A Common Stock, our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, our offer will be extended until the expiration of such period of ten business days. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

                          SECTION 15. FEES AND EXPENSES

         Republic has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with our offer. MacKenzie Partners, Inc. may contact shareholders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. MacKenzie Partners, Inc. will receive reasonable and customary compensation in connection with our offer.

         Republic will pay the depositary, Computershare Trust Company of New York, reasonable and customary compensation for its services in connection with our offer, plus reimbursement for out-of- pocket expenses, and will indemnify the depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. Brokers, dealers, commercials banks and trust companies will be reimbursed by Republic for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                     SECTION 16. SOURCE AND AMOUNT OF FUNDS

         The amount of funds required to purchase the maximum number of shares pursuant to our offer is $10,000,000. We expect the fees and expenses applicable to our offer to be approximately an additional $75,000. We anticipate that all of the funds necessary to pay such amounts will be provided from dividends paid to us by our subsidiary, Republic Bank & Trust Company. At February 1, 2001, Republic Bank & Trust Company had the ability to pay dividends to us of up to $14,000,000.

                  SECTION 17. RECENT TRANSACTIONS IN OUR SHARES

         We have, from time to time, purchased shares of our Class A Common Stock in privately negotiated transactions and in the open market. On December 12, 2000, we purchased 8,800 shares of our Class A Common Stock in an ordinary broker's transaction at a price per share of $6.2188. To our knowledge, there have been no transactions in our Class A Common Stock by any of our directors, executive officers or controlling shareholders or by any executive officer or director of any of our subsidiaries within the 60 day period preceding the date of this document except as described in Section 10.

                            SECTION 18. MISCELLANEOUS

         No person has been directly or indirectly employed or retained by, or is to be compensated by, Republic to make solicitations or recommendations in connection with our offer.

         We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained, or incorporated, in this document or in the related letter of transmittal. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where our offer to purchase shares of Class A Common Stock is unlawful, or if you are a person to whom it is unlawful to direct this type of offer, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

         Republic is not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If Republic becomes aware of any jurisdiction where the making of our offer is not in compliance with any valid applicable law, Republic will make a good faith effort to comply with such law. If, after such good faith effort, Republic cannot comply with such law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares residing in such jurisdiction. In any jurisdiction in which the securities or blue sky laws require this offer to be made by a licensed broker or dealer, the offer is being made on Republic's behalf by Morgan Keegan & Company, Inc.

         The  depositary  for our offer is:  Computershare  Trust Company of New
York.



BY MAIL:                                    BY HAND OR OVERNIGHT DELIVERY:            BY FACSIMILE TRANSMISSION:
WALL STREET STATION                         WALL STREET PLAZA                         (FOR ELIGIBLE INSTITUTIONS ONLY)
P.O. BOX 1010                               88 PINE STREET, 19TH FLOOR                (212) 701-7636
NEW YORK, NEW YORK 10268-1010               NEW YORK, NEW YORK 10005                  CONFIRM BY TELEPHONE:
                                                                                      (212) 701-7624

                     THE INFORMATION AGENT FOR THE OFFER IS:

                                [GRAPHIC OMITTED]

                         [MACKENZIE PARTNERS, INC. LOGO]
                                156 Fifth Avenue

                            New York, New York 10010

                          (212) 929-5500 (Call Collect)

                       E-mail: proxy@mackenziepartners.com

                                       or

                          Call Toll-Free (800) 322-2885

         ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE. REQUESTS FOR ADDITIONAL COPIES OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY BE DIRECTED TO THE INFORMATION AGENT.